Exhibit 99.1

Investor Relations - Chris Koegel, (617) 897-4574
For Immediate Release	Media Relations - Jeff Mochal, (704) 733-3589

LPL FINANCIAL ANNOUNCES COMPLETION OF LEVERAGE-NEUTRAL TRANSACTION AMENDING SENIOR SECURED CREDIT FACILITIES AND OFFERING SENIOR UNSECURED NOTES

SAN DIEGO – Nov. 12, 2019– LPL Financial Holdings Inc. (NASDAQ: LPLA) (together with its subsidiaries, the “Company”) today announced that its wholly owned subsidiary, LPL Holdings, Inc. (“LPL Holdings”), has completed the previously announced amendment of its senior secured credit facilities and offering of senior unsecured notes (the “senior notes”).

As a result of the credit agreement amendment, LPL Holdings repriced its term loan B, increased the size of its revolving credit facility from $500 million to $750 million, extended the maturity dates applicable to its term loan B and revolving credit facility, and made certain other changes to its prior credit agreement. The new term loan B will bear interest at a floating rate, which in the case of LIBOR loans will be LIBOR plus 175 basis points per annum, compared to LIBOR plus 225 basis points per annum under the prior credit agreement. In addition, the tenor on both the revolving credit facility and term loan B were increased by 2 years to 5 years and 7 years, respectively, from the effective date of the amendment. LPL Holdings used the net proceeds from the senior notes offering, together with cash available for corporate use, to pay down its prior term loan B to approximately $1,070 million and to pay fees and expenses related to the senior notes offering and credit agreement amendment. The senior notes bear interest at a rate of 4.625% to be paid semi-annually in arrears on May 15 and November 15 of each year, beginning on May 15, 2020.

LPL Holdings’ outstanding indebtedness is summarized in the following table:

	Outstanding Principal Amount (dollars in thousands)	Current Applicable Margin	Yield At Issuance	Maturity
Revolving Credit Facility (a)	$—	LIBOR + 125 bps(f)		11/12/2024
Senior Secured Term Loan B(b)	1,070,000	LIBOR + 175 bps(f)		11/12/2026
2025 Senior Unsecured Notes(c)(d)	500,000	5.750% Fixed	5.750%	9/15/2025
2025 Senior Unsecured Notes (Add-on)(c)(e)	400,000	5.750% Fixed	5.115%	9/15/2025
2027 Senior Unsecured Notes(g)	400,000	4.625% Fixed	4.625%	11/15/2027
Total	$2,370,000

(a)

The revolving credit facility consists of aggregate principal committed amount of $750 million, and was undrawn at closing. Loans, if any, will bear interest at a floating rate, which in the case of LIBOR loans will be LIBOR plus 125-175 basis points per annum, depending on the secured net leverage ratio of LPL Holdings and its restricted subsidiaries.

(b)	The senior secured term loan B was issued with 25 basis points of original issue discount and has no leverage or interest coverage maintenance covenants.
(c)

The 2025 senior unsecured notes were issued in two separate transactions. $500 million in notes were issued in March 2017 at par with a yield to maturity of 5.750%. The remaining $400 million were issued in September 2017 and priced at 103.0% of the aggregate principal amount, plus accrued interest from September 15, 2017, resulting in a yield to worst of 5.115%.

(d)	The 2025 senior unsecured notes have no leverage or interest coverage maintenance covenants.
(e)	The add-on 2025 senior unsecured notes have no original issue discount, and have no leverage or interest coverage maintenance covenants.
(f)

The LIBOR option is one-, two-, three- or six-month LIBOR, as selected by LPL Holdings, or, with the approval of the applicable lenders, twelve-month LIBOR or the LIBOR for another period acceptable to the administrative agent (including a shorter period). LIBOR is subject to an interest rate floor of 0%.

(g)	The 2027 senior unsecured notes have no leverage or interest coverage maintenance covenants.

LPL Holdings incurred approximately $16 million of debt issuance costs as a result of these transactions, including original issue discount on the senior secured term loan B. Approximately $13 million of the debt issuance costs are expected to be capitalized and amortized over the life of the debt and approximately $3 million are expected to be expensed in Q4 2019. LPL Holdings also expects to incur approximately $3 million in accelerated amortization expense in Q4 2019 related to prior debt issuance costs. As a result of these transactions and including related debt issuance costs, the Company estimates approximately $2 million of annual interest expense savings at current interest rates.

The repricing of the senior secured term loan B and increase to the revolving credit facility was managed by an arranger group of nine banks led by JPMorgan Chase Bank, N.A.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the senior notes. The senior notes have not been, and will not be, registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933. The senior notes are being offered only to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933 and outside the United States only to non-U.S. investors pursuant to Regulation S.

Forward-Looking Statements

Statements in this press release regarding the future amortization of debt issuance costs and interest expense savings, as well as any other statements that are not related to present facts or current conditions or that are not purely historical, constitute forward-looking statements. These forward-looking statements are based on the Company’s historical performance and its plans, estimates, and expectations as of the date hereof. Forward-looking statements are not guarantees that the future results, plans, intentions, or expectations expressed or implied will be achieved. Matters subject to forward-looking statements involve known and unknown risks and uncertainties which may cause actual results, or the timing of events, to be materially different than those expressed or implied by forward-looking statements. Important factors that could cause or contribute to such differences include the amount of debt issuance costs and related accounting standards. Forward-looking statements in this press release should be evaluated together with the risks and uncertainties that affect the business of the Company, including the risk factors set forth in Part I, “Item 1A. Risk Factors” in the Company’s 2018 Annual Report on Form 10-K, as may be amended or updated in the Company’s Quarterly Reports on Form 10-Q, dated May 2, 2019, July 30, 2019 and October 29, 2019, or as may be amended or updated in subsequent filings with the SEC. Except as required by law, the Company specifically disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release, even if its estimates change, and you should not rely on statements contained herein as representing the Company’s views as of any date subsequent to the date of this press release.

About LPL Financial

LPL Financial LLC, a wholly owned subsidiary of LPL Financial Holdings Inc. (NASDAQ:LPLA), is a leader in the retail financial advice market and the nation’s largest independent broker-dealer (based on total revenues, Financial Planning magazine June 1996-2019). LPL serves independent financial advisors and financial institutions, providing them with the technology, research, clearing and compliance services, and practice management programs they need to create and grow their practices. LPL enables them to provide objective guidance to millions of American families seeking wealth management, retirement planning, financial planning and asset management solutions.

Securities and Advisory Services offered through LPL Financial. A Registered Investment Advisor, Member FINRA/SIPC.